Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACTS
Media:	Investors:
Carter B. Cromley	Elizabeth Corse
(703) 667-6110	(703) 667-6984
carter.cromley@savvis.net	elizabeth.corse@savvis.net

SAVVIS in Compliance with Nasdaq Requirements

ST. LOUIS, MO – July 27, 2005 – SAVVIS, Inc. (NASDAQ: SVVS), a leading global IT utility, announced today that it has received a letter from The Nasdaq Stock Market advising that the company is in compliance with The Nasdaq SmallCap Market’s $1.00 minimum bid price rule. As a consequence, SAVVIS’ shares will continue to be traded on the NASDAQ for so long as the company continues to comply with applicable listing requirements.

About SAVVIS

SAVVIS, Inc. (NASDAQ: SVVS) is a global IT utility services provider that focuses exclusively on IT solutions for businesses. With an IT services platform that extends to 47 countries, SAVVIS has over 5,000 enterprise customers and leads the industry in delivering secure, reliable, and scalable hosting, network, and application services. These solutions enable customers to focus on their core business while SAVVIS ensures the quality of their IT systems and operations. SAVVIS’ strategic approach combines virtualization technology, a global network and 24 data centers, and automated management and provisioning systems. For more information about SAVVIS, visit www.savvis.net.

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